SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

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Delphi Automotive Systems Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DELPHI DATELINE Tuesday, March 26, 2002
Vote Your Proxy!

On March 15 Delphi’s third annual report and proxy statement was mailed to stockholders. By now, the report and proxy should have been delivered to your home. If you have not received this yet, it should be arriving shortly. This occasion marks the third time you can exercise your right to vote as a Delphi stockholder.

What is a Proxy Statement?

A proxy statement is information that the Securities and Exchange Commission (SEC) requires companies to provide to stockholders before they vote by proxy on company matters. This year’s proxy statement contains two proposals from the Board of Directors and five proposals from stockholders. Dateline will feature additional information on each of the proposals during the next weeks.

Why Should I Vote?

You are an owner of this company and your voice should be heard. As an owner, it is your right to vote on proposals that affect corporate direction. Not only do you help influence the direction of the company by your work and actions every day, but also by your proxy vote. As a force behind Delphi’s success, you have the ability to make a difference by voting your proxy and helping to align the company’s success with your personal and professional success as an employee stockholder.

How Do I Vote?

Voting is simple. The proposals and Board’s recommendations are explained in detail in the proxy statement. Stockholders can cast their votes by Internet, calling the toll-free telephone number or by mail. In line with our structural cost reductions, employee stockholders who cast their vote by Internet reduce the costs associated with the telephone and mail voting.

Why Do I Receive Several Proxy Statements?

Every stockholder will receive a proxy statement for every account in which they hold Delphi stock. In order for all of your shares in your various accounts to be voted in accordance with your wishes, you must vote each proxy statement you receive. If you hold your shares of Delphi stock in a brokerage or registered account and also through Delphi’s Savings-Stock Purchase Program (S-SPP) or Delphi Personal Savings Plan for Hourly-Rated Employees (PSP), you will receive more than one proxy statement.

What Happens if I do not Vote?

If you do not vote shares of Delphi stock held in your S-SPP account, the trustee for the S-SPP will vote your shares in the same ratio that other S-SPP participants instructed the trustee to vote their shares. If you want your shares to be voted in the way you prefer, you must vote your proxy.

If you do not vote shares of Delphi stock held in your PSP account, your shares will not be voted. If you want your shares to be voted in the way you prefer, you must vote your proxy.

DELPHI DATELINE—Tuesday, April 9, 2002
Vote Your Proxy—Understanding the Proposals

Recently you received Delphi’s third annual report and proxy statement. The proxy statement provides you an opportunity to exercise your right to vote as a Delphi stockholder. Please vote your shares.

There are two types of proposals in the proxy statement—those proposed by the Board of Directors and those proposed by stockholders.The stockholder proposals are submitted to Delphi and are included in the proxy statement in the exact language as received. Included with each proposal is the Board of Directors recommendation for a vote either “For” or “Against” the proposal and the business rationale for the recommendation. As an employee stockholder, it is important that you read the proxy statement thoroughly to understand the recommendations.

A summary of two of the five stockholder proposals and the Board recommendations are provided below. Please refer to your Proxy Statement for the full text of the proposals and Board recommendations.

Proposal 3

A Delphi stockholder has given notice that he intends to present for action at the annual meeting the following resolution: “Shareholders request the Board of Directors redeem any poison pill previously issued unless such issuance is approved by the affirmative vote of shareholders, to be held as soon as may be practicable. This is a request to allow shareholders to vote on the company adopting or maintaining a poison pill.”

Following the vote on this proposal at the 2001 Annual Meeting of Stockholders, the Board of Directors carefully considered the arguments for and against stockholder rights plans generally and Delphi’s stockholder rights plan or “poison pill” in particular. A stockholder rights plan is not intended to and will not eliminate takeover offers or the obligation of the directors to exercise their fiduciary duty in considering such offers. In the hands of an independent Board, such as Delphi’s, a stockholder rights plan is a tool that will help the Board maximize stockholder value by providing it with the flexibility and time to evaluate alternatives in the event of an unsolicited hostile takeover bid.

We believe that there are dangers to stockholders, particularly to small stockholders, in not having a rights plan. In addition, Delphi is one of very few companies that have adopted a Three-year Independent Director Evaluation (TIDE) of its stockholder rights plan. The TIDE requires Delphi’s Corporate Governance Committee to review Delphi’s Rights Plan at least every three years to determine whether it continues to be in the best interest of Delphi and its stockholders. We believe that the rights plan with a TIDE is in the best interest of our stockholders.

Delphi’s Response: The Board recommends a vote “Against” Proposal 3.

Proposal 4

A stockholder has given notice that he intends to present for action at the annual meeting the following resolution: “Recommend: Elect each director annually. Shareholders request the Board of Directors take each step required. This proposal includes the requirement that any future change in the frequency of director election be submitted to a shareholder vote as a stand-alone proposal.”

Delphi currently has three classes of directors, with members of each class serving three-year terms. Last year the stockholders considered an identical proposal. That proposal was a recommendation that the Board of Directors take the necessary steps to enact annual election of each director. The steps necessary to eliminate the classified board are adoption of an amendment to Delphi’s Certificate of Incorporation by the Board and then approval by the affirmative vote of 80% of the shares entitled to vote.

It should be noted that while last year’s proposal received the affirmative vote of 58% of the shares voting, only 43% of the shares entitled to vote supported the proposal, which is considerably less than the 80% required to repeal the classified Board. Nevertheless, following the vote on the proposal, the Board of Directors carefully considered whether to take those steps. The Board decided that it was not in the best interest of Delphi or its stockholders to do so. A classified Board helps assure continuity and stability of Delphi’s business strategies and policies so that Delphi can carry out its long-term business strategy necessary to deliver stockholder value, while preserving the ability of Delphi’s stockholders to make changes in the Board’s membership.

Delphi’s Response: The Board recommends a vote “Against” Proposal 4.

For the full text of the proposals and the Board’s recommendations, please refer to your proxy statement. Watch Delphi Dateline for information on the other proposals next week.

DELPHI DATELINE—Tuesday, April 16, 2002
Vote Your Proxy—Understanding the Stockholder Proposals

In Delphi’s third annual proxy statement are five proposals which have been submitted by stockholders and are included in the proxy statement in the exact language received. Included with each proposal is the Board of Directors recommended vote regarding the proposal and the Board’s business rationale for the recommendation. As an employee stockholder, it is important that you read the proxy statement thoroughly to understand the recommendations.

The following is a summary of three remaining stockholder proposals that may be presented at the meeting and a summary of the Board recommendation for each proposal.

Proposal 5

A stockholder group has given notice that it intends to present for action at the annual meeting the following resolution: “RESOLVED, the shareholders request that the Board of Directors review and amend, if necessary, its code for its international operations and report a summary of this review to shareholders by October 2002.”

Delphi is fully committed to the goal of operating all of our facilities, foreign and domestic, legally, ethically and responsibly. We have comprehensive corporate policies and practices concerning our conduct in place around the world. These policies and practices are designed to ensure that Delphi is a good and responsible corporate citizen globally and that Delphi complies with the laws of the various countries in which we operate.

We have shared our policies and practices with the proponents of this proposal. The proponents’ representatives have visited our workers’ housing projects in Mexico, where Delphi has supported the purchase of approximately 6,000 homes by hourly employees in seven communities and has begun a similar program for salaried employees. Additionally, Delphi recently became the first major private employer in Mexico to establish a voluntary retirement program for salaried employees. It was Delphi employees who started the first Fondo Unido (United Way) program outside Mexico City. These employees—at all levels—contribute over US $1 million annually. Employee teams from each plant meet with worthy organizations in their communities to ascertain need and to provide goods and services obtained through Delphi Fondo Unido contributions.

Delphi-Mexico plants are among leaders in employee safety records and have received awards for environmental practices. We believe that as a result of Delphi’s existing high standards, Delphi’s presence in foreign countries enhances the lives of the people who work at our facilities, and sets an example for other companies in these countries.

Delphi’s Response: The Board recommends a vote “Against” Proposal 5.

Proposal 6

A stockholder has given notice that he intends to present for action at the annual meeting the following resolution and has furnished the following statement in support of the proposal: “Shareholders recommend that the Board of Directors take the steps necessary to implement a policy of confidential voting at all meetings of the Company’s shareholders.”

After a careful review of proxy solicitation and tabulation practices at Delphi, we believe that our current practices ensure that the voting process does not result in any improper influence or coercion of stockholders, and that the confidentiality of stockholder votes is protected. Confidentiality safeguards are already in place throughout the voting and tabulation process. The voting and tabulation process is conducted by a third party and is overseen by third party election inspectors. Votes are tabulated mechanically except where a vote is withheld in which case it is tabulated by hand. The returns for employees holding Delphi common stock through the various benefit plans are provided directly to the plan trustee and must be kept in confidence under the provisions of the Employee Retirement Income Security Act (ERISA). Any stockholder who wants confidentiality has the option of holding shares through a bank, broker, or other nominee. These nominees cannot disclose the name of the stockholder without the stockholder’s permission.

Delphi’s response: The Board recommends a vote “Against” Proposal 6.

Proposal 7

A group of stockholders has given notice that it intends to present for action at the annual meeting the following resolution and has furnished the following statement in support of the proposal: “Resolved, that the shareholders of Delphi Automotive Systems Corporation (“Company”) request that the Board of Directors adopt a policy stating that the public accounting firm retained by our Company to provide audit services, or any affiliated company, should not also be retained to provide non-audit services to our Company.”

Delphi appreciates the importance of auditor independence to stockholder and investor confidence in the integrity of a company’s accounting and financial reporting system. For that reason, the Audit Committee of Delphi’s Board of Directors monitors the amount and nature of the non-audit services, as well as the safeguards that have been put in place to assure auditor independence. Delphi’s Audit Committee, which is composed entirely of independent directors, has the responsibility for oversight of the audit process and the operational and financial integrity of Delphi’s operations throughout the year. Delphi also has internal safeguards to monitor audit and non-audit services and to protect against independence conflicts.

The aggregate fees charged to Delphi by Deloitte & Touche for non-audit services in calendar year 2000 were atypically high because of a one time non-recurring information technology project so that Delphi could design and implement its own financial information systems following the spin-off from General Motors. Non-audit fees declined in calendar year 2001, and were attributable to work that was essentially audit in nature or closely related to the audit area (for example, employee benefit plan audits or tax compliance services). Delphi benefits when information and experience developed in the audit process can be leveraged in these related activities.

For 2002, the Audit Committee has directed that Delphi not engage any future consulting services with our independent auditor. In addition, any activities which would cause the ratio of non-audit services to audit fees to rise above 1-to-0 must be approved in advance by the Audit Committee.

Delphi’s Response: The Board recommends a vote “Against” Proposal 7.

Please refer to your proxy statement for complete text of the proposals and Board recommendations. Watch for information on the Board proposals next week.

DELPHI DATELINE—Tuesday, April 23, 2002
Vote Your Proxy—Understanding the Board Proposals

In Delphi’s third annual proxy statement are two proposals submitted by the Delphi Board of Directors. The following is a summary of the proposals and the Board recommendation.

Proposal 1    Election of Directors

The first proposal on the agenda for this year’s annual meeting will be to elect three directors to serve as Class III directors for a three-year term beginning at the meeting and expiring at the 2005 annual stockholders’ meeting or until succeeded by another qualified director who has been properly elected. The Board of Directors currently consists of thirteen directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms.

The Class III directors are up for election at the meeting. The nominees for election are Robert H. Brust, Alan S. Dawes and Donald L. Runkle, all current Class III directors. Mr. Thomas H. Wyman, who is currently a Class III director and has been our lead director since we became an independent company, is not standing for election. The Class I and Class II directors will continue in office following the meeting. Their terms will expire in 2003 (Class I) and 2004 (Class II). For information regarding the director nominees and our other directors, see the “The Board of Directors” section of the proxy statement.

The Board of Directors recommends a vote “For” the three nominees.

Proposal 2    Selection of Independent Public Accountants

The second proposal submitted by the Delphi Board is in regard to the selection of independent public accountants. The Audit Committee of the Board of Directors selects the independent public accountants to audit Delphi’s books of account and other corporate records. The Audit Committee’s selection of Deloitte & Touche LLP to audit Delphi’s books of account and other corporate records for 2002, which has been approved by the Board of Directors, is being submitted to you for ratification. Representatives of Deloitte & Touche LLP will be at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Delphi management will present the following resolution at the meeting: “RESOLVED: That the selection of Deloitte & Touche LLP as independent public accountants to audit the books of account and other corporate records of the Company for 2002 is ratified.”

The Board of Directors recommends a vote “For” Proposal 2.

Complete text of all seven proposals and Board recommendations is available in your proxy statement.

DELPHI DATELINE—Friday, April 26, 2002

It’s Time to Vote Your Proxy!

If you haven’t voted your proxy, time is running out. All stockholder votes must be cast by midnight Tuesday, April 30, 2002.

Voting is simple. Your proxy card provides instructions to cast your vote by Internet, the toll-free telephone number or by mail. In line with our structural cost reductions, employee stockholders casting their vote by Internet reduce the costs associated with voting by telephone or mail.

The Internet and telephone voting procedures have been established for your convenience. These procedures are designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you would like to vote by Internet or telephone, please refer to the specific instructions contained in your proxy card. If you wish to vote using the proxy card, please return your signed proxy before the annual meeting.

Remember to vote each proxy statement you receive. Whether you hold your shares in a brokerage or registered account, or through Delphi’s Savings-Stock Purchase Program (S-SPP) or Delphi’s Personal Savings Plan for Hourly-Rated Employees (PSP), it is important that you read the proxy statement thoroughly and vote all your shares. As a stockholder, you are entitled to vote for each account in which you hold Delphi stock.

DELPHI DATELINE—Monday, April 29, 2002

Deadline to Vote Your Proxy

Stockholders have until tomorrow at midnight to cast their vote regarding the proposals in the proxy statement. The proxy card enclosed with your proxy statement provides instructions for voting by Internet, the toll-free telephone number or by mail.

You can find the voting results in our Form 10-Q for the second quarter of 2002 and in the investor information at www.delphi.com.